UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2009

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9302 Pittsburgh Avenue, Suite 210 Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 19, 2009, Basin Water, Inc. and its insurance carrier reached an agreement in principle to settle two previously disclosed securities class actions filed in the United States District Court for the Central District of California against the Company and certain officers for purported violations of the Securities Exchange Act of 1934, as amended. These lawsuits, captioned Poulos v. Basin Water, et al., Case No. CV 07-8359 GW (FFMx) and Nofer v. Basin Water, et al., Case No. CV 08-0002 SGL (JCRx), were subsequently consolidated. The consolidated complaint alleges that the Company deliberately understated the reserves it took for certain unprofitable contracts and committed various intentional violations of GAAP. The settlement is still subject to preparation of a final settlement agreement, following which we would intend to seek preliminary approval from the Court so that class members can receive notice of the settlement, providing them with the opportunity to accept its terms or to opt out and choose whether to pursue their own individual claims. Following a fair period of notice to the class, it would be our intention to seek final Court approval of the settlement and the dismissal of all claims against us. We deny all of the allegations in the lawsuit, and we believe that our disclosures were appropriate under the law. Nevertheless, we have agreed to settle the litigation in order to avoid costly and time-consuming litigation. We do not expect a cash effect of this settlement on the Company as the entire settlement amount is expected to be paid by the Company’s liability insurers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: March 4, 2009	BY:	/s/ W. Christopher Chisholm
W. Christopher Chisholm
Vice President and Chief Financial Officer